UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 5, 2018

True Nature Holding, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-53601	87-0496850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1355 Peachtree Street, Suite 1150 Atlanta, Georgia
(Address of principal executive offices)
(844) 383-8689
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Bridge Financing

The Company is currently in discussions with various entities with regard to long term financing for its operations and it believes it can put into place a financing that will meet its needs over the few months. In the interim, the Company has decided to utilize a bridge financing, that will be repaid from proceeds of its long-term financing. The Company is treating this as a typical short-term note, even though it has a conversion provision, and does not intend to allow it to convert.

In that regard, on July 5, 2018, the Company entered into a Securities Purchase Agreement (the “Power Up SPA”) with Power Up Lending Group Ltd. (“Power Up”) pursuant to which Power Up agreed to purchase a convertible promissory note (the “Power Up Note”) in the aggregate principal amount of $38,000.00. On July 5, 2018, the Company issued the Power Up Note. The Power Up Note entitles the holder to 12% interest per annum and matures on April 15, 2019. The Power Up Note was funded on July 10, 2018.

Under the Power Up Note, Power Up may convert all or a portion of the outstanding principal of the Power Up Note into shares of Common Stock beginning on the date which is 180 days from the issuance date of the Power Up Note, at a price equal to 61% of the average of the lowest two trading prices during the 15 trading day period ending on the last complete trading date prior to the date of conversion, provided, however, that Power Up may not convert the Power Up Note to the extent that such conversion would result in beneficial ownership by Power Up and its affiliates of more than 4.99% of the Company’s issued and outstanding Common Stock.

If the Company prepays the Power Up Note within 30 days of its issuance, the Company must pay all of the principal at a cash redemption premium of 110%; if such prepayment is made between the 31st day and the 60th day after the issuance of the Power Up Note, then such redemption premium is 115%; if such prepayment is made from the sixty first 61st to the 90th day after issuance, then such redemption premium is 120%; and if such prepayment is made from the 91st to the 180th day after issuance, then such redemption premium is 125%. After the 180th day following the issuance of the Power Up Note, there shall be no further right of prepayment.

The foregoing summaries of the terms of the Power Up Note and the Power Up SPA are subject to, and qualified in their entirety by, the agreements and instruments attached hereto as Exhibits 4.1 and 10.1, respectively, which are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above with respect to the Power Up Note, the Power Up SPA and the related agreements is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above with respect to the Offering is incorporated herein by reference. The sales in the Offering were made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act.

The information set forth under Item 1.01 above with respect to the issuance of the Power Up Note is incorporated herein by reference. The issuance of the Power Up Note was made in reliance upon the exemption from the registration requirements of the Act, pursuant to Section 4(a)(2) of the Act.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On July 5, 2018 the Company was notified by Jim Czirr, one of its Directors, that he was resigning from the Board of Directors. Mr. Czirr is very active in another company, Galectin Therapeutics Inc. (NASDAQ:GALT) and as a result of that commitment he stated he did not have sufficient time to meet the requirements of the Company’s Board of Directors role. There were no disagreements or conflicts between Mr. Czirr and the Company during his tenure. A copy of his resignation letter is attached as an exhibit to this document.

The Company has been interviewing a number of candidates for its Board of Directors whose experience in both publicly held companies, and within either the healthcare or software industry. It expects it will make announcements of additional appointments shortly.

Item 7.01. Regulation FD Disclosure.

The Company issued a press release on July 12, 2018 relating to its new telemedicine software and systems products, which is attached to this filing as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

4.1	Form of Convertible Promissory Note, dated as of July 5, 2018.
4.2	Form of Securities Purchase Agreement, dated as of July 5, 2018.
17	Resignation Letter from Jim Czirr.
99.1	Press Release

SIGNATURE

True Nature Holding, Inc.

Date: July 13, 2018	By:	/s/ Louis DeLuca
Name: Louis DeLuca
Title: Chief Operating Officer